Exhibit 10.4

VIA ELECTRONIC MAIL

March 27, 2025

Richard Scalzo

[***]

Dear Richard:

As we discussed, your employment with Dyne Therapeutics, Inc. (the “Company”) will end effective March 31, 2025 (the “Separation Date”). As we also discussed, you will be eligible to receive the severance benefits described in paragraph 1 below if you sign and return this letter agreement to me by April 4, 2025 (the “Return Date”), but no earlier than the Separation Date and do not revoke your acceptance (as described below). By timely signing and returning this letter agreement and not revoking your acceptance, you will be entering into a binding agreement with the Company and will be agreeing to the terms and conditions set forth in the numbered paragraphs below, including the release of claims set forth in paragraph 2. Therefore, you are advised to consult with an attorney before signing this letter agreement and you have been given at least five (5) business days to do so. If you sign this letter agreement, you may change your mind and revoke your acceptance during the seven (7) business day period after you have signed it (the “Revocation Period”) by notifying me in writing. If you do not so revoke, this letter agreement will become a binding agreement between you and the Company upon the expiration of the Revocation Period.

Although your receipt of the severance benefits is expressly conditioned on your timely entering into this letter agreement, the following will apply regardless of whether or not you do so:

•
As of the Separation Date, all salary payments from the Company will cease and any benefits you had as of the Separation Date under Company-provided benefit plans, programs, or practices will terminate, except as required by federal or state law.
•
You will receive the Accrued Obligations described in Section 3(a) of the Company’s Amended and Restated Executive Severance and Change in Control Benefits Plan (the “Severance Plan”) in accordance with the terms and conditions of the Severance Plan.
•
You will continue to be covered by the Company’s health insurance plans through March 31, 2025, after which you may, if eligible and at your own cost, elect to continue receiving group health insurance pursuant to the “COBRA” law. Please consult the COBRA materials to be provided under separate cover for details regarding those benefits.

•
You remain subject to your continuing obligations to the Company as set forth in the Non-Competition and Non-Solicitation Agreement and Invention and Non-Disclosure Agreement you previously executed for the benefit of the Company (together, the “Restrictive Covenant Agreements”), which remain in full force and effect.
•
You must return to the Company all Company property promptly following the Separation Date, except as otherwise provided in paragraph 7 below.

If you elect to timely sign and return this letter agreement and do not revoke your acceptance within the Revocation Period, the following terms and conditions will also apply:

1.
Severance Benefits Subject to the terms and conditions of this letter agreement and the Severance Plan, including without limitation the terms and conditions set forth in Sections 6 and 10 of the Severance Plan (which terms and conditions of Section 10 shall not apply to compliance with the Consulting Agreement, as defined below), the Company will provide you with the following severance benefits (the “severance benefits”):
a.
Severance Pay. As described in Section 7(a) of the Severance Plan, the Company will pay to you $322,500, less all applicable taxes and withholdings, as severance pay (an amount equivalent to nine (9) months of pay at your current base salary rate). This severance pay will be paid in installments commencing on the first payroll date following the expiration of the Revocation Period; provided however, that all severance payments hereunder remain subject to Section 13 of the Severance Plan.
b.
COBRA Benefits. As described in Section 8 of the Severance Plan, should you be eligible for and timely elect to continue receiving group health insurance coverage under the law known as COBRA, the Company shall pay the portion of the monthly premiums for such coverage that the Company pays for active and similarly situated employees receiving the same type of coverage for the period ending upon the earlier of the date that is nine (9) months following the Separation Date, and (y) the date on which you become eligible to receive group health insurance coverage through another employer (such period, the “Benefits Continuation Period”), provided that the Benefits Continuation Period will only apply and continue if and while permitted under applicable tax or other laws as nondiscriminatory. The remaining balance of any premium costs during the Benefits Continuation Period, and all premium costs thereafter, shall be paid by you on a monthly basis for as long as, and to the extent that, you remain eligible for COBRA continuation. You agree that, should you become eligible to receive group health insurance coverage through another employer prior to the date that is nine (9) months following the Separation Date, you will immediately notify the Company in writing of the date of eligibility for such coverage.

You will not be eligible for, nor shall you have a right to receive, any payments or benefits from the Company following the Separation Date other than as set forth in this letter agreement or as provided in the Consulting Agreement.

2.
Release of Claims – In consideration of the severance benefits, which you acknowledge you would not otherwise be entitled to receive, you hereby fully, forever, irrevocably and unconditionally release, remise and discharge the Company, its past and present affiliates, subsidiaries, parent companies, predecessors, and successors, and all of their respective past and present officers, directors, stockholders, partners, members, employees, agents, representatives, plan administrators, attorneys, insurers and fiduciaries (each in their individual and corporate capacities) (collectively, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature that you ever had or now have against any or all of the Released Parties, whether known or unknown, including, but not limited to, any and all claims arising out of or relating to your employment with and/or separation from the Company, including, but not limited to, all claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Americans With Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Genetic Information Nondiscrimination Act of 2008, 42 U.S.C. § 2000ff et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Worker Adjustment and Retraining Notification Act (“WARN”), 29 U.S.C. § 2101 et seq., the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq., Executive Order 11246, Executive Order 11141, the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq., and the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. § 1001 et seq., all as amended; all claims arising out of the Massachusetts Fair Employment Practices Act, Mass. Gen. Laws ch. 151B, § 1 et seq., the Massachusetts Civil Rights Act, Mass. Gen. Laws ch. 12, §§ 11H and 11I, the Massachusetts Equal Rights Act, Mass. Gen. Laws. ch. 93, § 102, Mass. Gen. Laws ch. 214, § 1C (Massachusetts right to be free from sexual harassment law), the Massachusetts Labor and Industries Act, Mass. Gen. Laws ch. 149, § 1 et seq., Mass. Gen. Laws ch. 214, § 1B (Massachusetts right of privacy law), the Massachusetts Parental Leave Act, Mass. Gen. Laws ch. 149, § 105D, the Massachusetts Paid Family and Medical Leave Act, Mass. Gen. Laws ch. 175m, § 1, et seq., the Massachusetts Earned Sick Time Law, Mass. Gen. Laws ch. 149, § 148c, and the Massachusetts Small Necessities Leave Act, Mass. Gen. Laws ch. 149, § 52D, all as amended; all rights and claims under the Massachusetts Wage Act, Mass. Gen. Laws ch. 149, § 148 et seq., as amended (Massachusetts law regarding payment of wages and overtime), including any rights or claims thereunder to unpaid wages, including overtime, bonuses, commissions, and accrued, unused vacation time; all common law claims including, but not limited to, actions in defamation, intentional infliction of emotional distress, misrepresentation, fraud, wrongful discharge, and breach of contract (including, without limitation, all claims arising out of or related to your offer letter signed on November 25, 2019 and the Severance Plan); all claims to any non-vested ownership interest in the Company or any of its affiliates, contractual or otherwise; all state and federal whistleblower claims to the maximum extent permitted by law; and any claim or damage arising out of your employment with and/or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above. Notwithstanding the foregoing, nothing in this release of claims or in this letter agreement shall be deemed to prohibit you from filing a charge with, or participating in any investigation or proceeding before, any local, state or federal government agency, including, without limitation, the Equal Employment Opportunity Commission or a state or local fair employment practices agency. You retain the right to participate in any such action but not the right to recover money damages or other individual legal or equitable relief awarded by any such governmental agency, including any payment, benefit, or attorneys’ fees, and hereby waive any right or claim to any such relief; provided, however, that nothing herein shall bar or impede in any way your ability to seek or receive any monetary award or bounty from any governmental agency or regulatory or law enforcement authority in connection with protected whistleblower activity and further provided that this release of claims does not release any claims related to (v) your status as a stockholder or equityholder of the Company or any rights you may have under the terms of any equity award between you and the Company, including any claims with respect to any equity owned or held by you at the time your separation, (x) any rights to indemnification, including advancement of expenses, from the Company, pursuant to any applicable governing documents of the Company or any applicable written agreement between you and the Company, (y) rights under ERISA, or (z) rights which, as a matter of law, cannot be waived.
3.
Continuing Obligations – You acknowledge and affirm your obligation to keep confidential and not to use or disclosure any and all non-public information concerning the Company that you acquired during the course of your employment with the Company, including but not limited to, any non-public information concerning the Company’s business affairs, business prospects, customers and financial condition, except as set forth in paragraph 5(c) below. You further acknowledge and reaffirm your obligations set forth in the Restrictive Covenant Agreements you previously executed for the benefit of the Company, which remain in full force and effect. Further, in accordance with the Severance Plan and as an express condition of your receipt of the severance benefits, you agree that, for a period of twelve (12) months following the Separation Date, you will not, in the geographic areas in the United States in which the Company conducts its business, including research, development, and/or sales, or has plans as of the Separation Date to conduct its business, including research, development, and/or sales, directly or indirectly, whether as an owner, partner, officer, director, employee, consultant, investor, lender or otherwise, except as the passive holder of not more than 1% of the outstanding stock of a publicly-held company, engage or assist others in engaging in any business or enterprise that is competitive with the Company’s business (including, without limitation, its activities related to the Field (as defined in the Non-Competition and Non-Solicitation Agreement), including but not limited to any business or enterprise that researches, develops, manufactures, markets, licenses, sells or provides any product or service that competes with any product or service researched, developed, manufactured, marketed, licensed, sold or provided, or planned to be researched, developed, manufactured, marketed, licensed, sold or provided by the Company (a “Competitive Company”), if you would be performing a job or job duties or services for the Competitive Company that is or are similar to the job or job duties or services that you performed for the Company at any time during the last two (2) years of your employment. If any restriction set forth in this paragraph is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable. If you violate the non-competition provisions set forth in this paragraph, you shall continue to be bound by such restrictions until a period of one (1) year has expired without any violation of such provisions.
4.
Disclosures –
a.
Non-Disparagement – Except as set forth in paragraph 5(c) below, you agree not to, in public or private, make any false, disparaging, derogatory or defamatory statements, online (including, without limitation, on any social media, networking, or employer review site) or otherwise, to any person or entity, including, but not limited to, any media outlet, industry group, financial institution or current or former board member, consultant, client, or customer of the Company, regarding the Company or any of the other Released Parties, or regarding the business affairs, business prospects, or financial condition of the Company or any of the other Released Parties. In turn, the Company shall instruct its Board of Directors and senior management team not to make any false, disparaging, derogatory or defamatory statements about you, whether orally or in writing, except for internal communications required for the purpose of conducting business and/or external communications required with regulators or government entities that the Company believes in good faith to be accurate.
b.
Confidentiality – Except as set forth in paragraph 5(c) below, you agree to maintain as confidential and not to disclose the terms and contents of this letter agreement, and the contents of the negotiations and discussions resulting in this letter agreement.
c.
Permitted Disclosures – Nothing in this letter agreement, including paragraphs 4, 5(a), and 5(b) above, any confidentiality requirements in the Restrictive Covenants Agreement, or elsewhere, prohibits or restricts you from (i) communicating with, or voluntarily providing information you believe indicates possible or actual violations of the law to, local, state or federal government agencies (including but not limited to the Securities and Exchange Commission), any legislative body, law enforcement, or any self-regulatory organizations or from making any other disclosures that are statutorily protected by the law of the state in which you reside, (ii) making disclosures or communications to engage in protected, concerted activity or to otherwise exercise rights under Section 7 of the National Labor Relations Act, or (iii) disclosing the contents of this letter agreement to your family members and tax and legal advisors. You are not required to notify the Company of any such communications. Further, notwithstanding your confidentiality and nondisclosure obligations, you are hereby advised as follows pursuant to the Defend Trade Secrets Act: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”
5.
Consulting Agreement – The Company will enter into a consulting agreement with you in the form attached hereto as Attachment A (the “Consulting Agreement”) on the Separation Date. During the Consultation Period set forth in the Consulting Agreement, you shall provide services to the Company as a consultant pursuant to the terms set forth therein. For the avoidance of doubt, you acknowledge that, should you fail to timely sign this letter agreement or should you timely revoke this letter agreement, the Consulting Agreement will immediately terminate in accordance with the terms set forth in the Consulting Agreement.
6.
Company Affiliation – You agree that, following the Separation Date, you will not hold yourself out as an officer, employee, or otherwise as a representative of the Company (except as provided in the Consulting Agreement), and you agree to update any directory information that indicates you are currently affiliated with the Company, excluding any such directory information that is controlled by the Company, which the Company will cancel.
7.
Return of Company Property – You confirm that you have returned to the Company all keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software, printers, flash drives and other storage devices, wireless handheld devices, cellular phones, tablets, etc.), Company identification, and any other Company-owned property in your possession or control other than any such property needed to perform the services contemplated by the Consulting Agreement (which you agree to return immediately if you do not enter into the Consulting Agreement, upon the termination of the Consulting Agreement, or upon the Company’s request), and that you have left intact all, and have not otherwise destroyed, deleted, or made inaccessible to the Company any, electronic Company documents, including, but not limited to, those that you developed or helped develop during your employment. You further confirm that, except as you may be specifically instructed by the Company’s Chief Executive Officer, you have not (a) retained any copies in any form or media; (b) maintained access to any copies in any form, media, or location; (c) stored any copies in any physical or electronic locations that are not readily accessible or known to the Company or that remain accessible to you or (d) sent, given, or made accessible any copies to any persons or entities that the Company has not authorized to receive such electronic or hard copies. You further confirm that, except as you may be specifically instructed by the Company’s Chief Executive Officer, you have cancelled all accounts for your benefit, if any, in the Company’s name, including but not limited to, credit cards, telephone charge cards, cellular phone accounts, and computer accounts.
8.
Business Expenses and Final Compensation You acknowledge that you have been reimbursed by the Company for all business expenses incurred in conjunction with the performance of your employment and that no other reimbursements are owed to you. You further acknowledge that you have received payment in full for all services rendered in conjunction with your employment by the Company, including payment for all wages, bonuses, and commissions, and that no other compensation is owed to you except as provided herein.
9.
Cooperation – You agree to make yourself reasonably available and to cooperate with the Company in: (i) any internal investigation; (ii) any investigation, defense or prosecution of any claims or actions which already have been brought, are currently pending, or which may be brought in the future against the Company by a third party or by or on behalf of the Company against any third party, whether before a state or federal court, any state or federal government agency, or a mediator or arbitrator; and/or (iii) any other administrative, regulatory, or judicial inquiry, investigation, proceeding or arbitration. You understand and agree that your reasonable cooperation includes, but is not limited to, making yourself available to the Company upon reasonable notice for interviews and factual investigations; appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process; volunteering to the Company pertinent information; and turning over all relevant documents which are in or may come into your possession. The term “cooperation” does not mean that you must provide information that is favorable to the Company; it means only that you will provide truthful information within your knowledge and possession upon request of the Company. You further agree that, to the extent permitted by law, you will notify the Company promptly in the event that you are served with a subpoena (other than a subpoena issued by a government agency), or in the event that you are asked to provide a third party (other than a government agency) with information concerning any actual or potential complaint or claim against the Company.
10.
Amendment and Waiver – This letter agreement shall be binding upon the parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by duly authorized representatives of the parties hereto. This letter agreement is binding upon and shall inure to the benefit of the parties and their respective agents, assigns, heirs, executors, successors and administrators. No delay or omission by the Company in exercising any right under this letter agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.
11.
Validity – Should any provision of this letter agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this letter agreement.
12.
Nature of Agreement – You understand and agree that this letter agreement is a severance agreement and does not constitute an admission of liability or wrongdoing on the part of the Company or any of the other Released Parties.
13.
Acknowledgments – You acknowledge that you have been given a reasonable amount of time to consider this letter agreement and that the Company is hereby advising you to consult with an attorney of your own choosing prior to signing this letter agreement. You understand that you may revoke your acceptance of this letter agreement for a period of seven (7) business days after you sign by notifying me in writing, and the letter agreement shall not be effective or enforceable until the expiration of the seven (7) business day revocation period.
14.
Voluntary Assent – You affirm that no other promises or agreements of any kind have been made to or with you by any person or entity whatsoever to cause you to sign this letter agreement, and that you fully understand the meaning and intent of this letter agreement. You further state and represent that you have carefully read this letter agreement, understand the contents herein, freely and voluntarily assent to all of the terms and conditions hereof, and sign your name of your own free act.
15.
Applicable Law; Forum – This letter agreement shall be interpreted and construed by the laws of the Commonwealth of Massachusetts, without regard to conflict of laws provisions. You hereby irrevocably submit to and acknowledge and recognize the jurisdiction of the courts of the Commonwealth of Massachusetts, or if appropriate, a federal court located in Massachusetts (which courts, for purposes of this letter agreement, are the only courts of competent jurisdiction), over any suit, action or other proceeding arising out of, under or in connection with this letter agreement, or the subject matter hereof. You further hereby irrevocably waive any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision of this letter agreement.
16.
Entire Agreement – This letter agreement, along with the Severance Plan and the indemnification agreement to which you are a party with the Company, contain and constitute the entire understanding and agreement between the parties hereto with respect to your severance benefits and the settlement of claims against the Company and the other Released Parties and cancels all previous oral and written negotiations, agreements, and commitments in connection therewith.
17.
Tax Acknowledgement – In connection with the severance benefits provided to you pursuant to this letter agreement, the Company shall withhold and remit to the tax authorities the amounts required under applicable law, and you shall be responsible for all applicable taxes with respect to such severance benefits under applicable law. You acknowledge that you are not relying upon the advice or representation of the Company with respect to the tax treatment of any of the severance benefits set forth in paragraph 1 of this letter agreement.

If you have any questions about the matters covered in this letter agreement, please call me.

Very truly yours,

By: /s/ John Cox

John Cox
Chief Executive Officer

I hereby agree to the terms and conditions set forth above. I understand that my receipt of the severance benefits described in paragraph 2 above is conditioned upon my timely execution, return and non-revocation of the agreement.

/s/ Richard Scalzo Richard Scalzo	4/3/2025 Date

To be returned in a timely manner as set forth on the first page of this letter agreement.